EXHIBIT 99.1

Laredo Oil, Inc. Assembles Mineral Interests for Stranded Oil Resources Corporation

Austin, Texas, August 27, 2012 – Laredo Oil, Inc. (“Laredo Oil”) (OTCBB: LRDC) announced today that pursuant to its management services agreement with Stranded Oil Resources Corporation (“SORC”), it has assisted SORC in purchasing or leasing mineral rights to approximately 1,300 acres of real property. Some of this acreage contains producing oil wells.

Mark See, Chairman and CEO of Laredo Oil stated that, “SORC has received over $13.1 million of investment capital to acquire mineral rights and conduct operations since its inception in June 2011. As acreage has been assembled, coring and stratigraphic drilling has been conducted over the last five months to confirm the characteristics of the reservoir. We will continue drilling test wells to better understand the field.”

ABOUT LAREDO OIL, INC.

Laredo Oil, Inc. (www.laredo-oil.com) is a management services company specializing in Enhanced Oil Recovery techniques targeting mature and declining oil fields. In its relationship with SORC, Laredo Oil plans to use its unique UGD™ model to profitably recover stranded oil reserves previously thought to be incapable of economic recovery. The common stock of Laredo Oil is listed on the OTC Bulletin Board under the symbol, “LRDC”.

FORWARD-LOOKING STATEMENTS

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe Laredo Oil’s future plans, projections, strategies and expectations, and may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or the negative versions of those words or other words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause the actual results, level of activity, performance or achievements of Laredo Oil or the oil industry to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in the reports filed with, or furnished to, the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Laredo Oil undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:
Bradley E. Sparks
Chief Financial Officer
Laredo Oil, Inc.
(512) 279-7870
info@laredo-oil.com